As filed with the Securities and Exchange Commission on January 28, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

REGENERX BIOPHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	52-1253406
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3 Bethesda Metro Center, Suite 630

Bethesda, MD 20814

(301) 280-1992

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

J.J. Finkelstein

President and Chief Executive Officer

RegeneRx Biopharmaceuticals, Inc.

3 Bethesda Metro Center, Suite 630

Bethesda, MD 20814

(301) 280-1992

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Joseph G. Passaic, Jr., Esq.

Philip G. Feigen, Esq.

Patton Boggs LLP

2550 M Street, NW

Washington, D.C. 20037

Approximate date of commencement of proposed sale to the public:

From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with the dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	2,267,887 shares (1)	$4.18 (2)	$9,479,767.66 (2)	$1,115.77 (2)

(1) The common stock being registered consists of (i) 1,805,079 shares of common stock issued to investors in a private placement completed in two tranches on December 31, 2004 and January 7, 2005; and (ii) 462,808 shares of common stock issuable upon exercise of warrants granted to investors in connection with the private placement completed in two tranches on December 31, 2004 and January 7, 2005. Pursuant to Rule 416 of the Securities Act of 1933, such shares shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend or other distribution with respect to, or in exchange for or in replacement of, such shares of common stock.

(2) The registration fee is calculated pursuant to Rule 457(c) of the Securities Act of 1933 by taking the average of the high and low prices of the registrant’s Common Stock, $0.001 par value per share, on January 24, 2005, as reported on the Over-the-Counter Bulletin Board.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED January 28, 2005

PROSPECTUS

REGENERX BIOPHARMACEUTICALS, INC.

2,267,887 Shares of Common Stock

The 2,267,887 shares of our common stock offered by this prospectus include (i) 1,805,079 shares of our common stock issued by us to the selling stockholders in a private placement completed in two tranches on December 31, 2004 and January 7, 2005; and (ii) 462,808 shares of common stock issuable upon exercise of warrants granted to the selling stockholders in connection with the private placement completed in two tranches on December 31, 2004 and January 7, 2005. We will not receive any of the proceeds from the sale of our common stock offered by this prospectus, but we will receive the exercise price of the warrants if they are exercised for cash. If all of the warrants for which we are registering the underlying shares of our common stock are exercised for cash, we would receive an aggregate of approximately $1,878,885 of gross proceeds. The shares of our common stock were issued in a private offering made in reliance on Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

The selling stockholders may offer their RegeneRx Biopharmaceuticals, Inc. common stock through public transactions executed through one or more broker-dealers at prevailing market prices, carried out through the Over-the-Counter Bulletin Board or one or more stock exchanges (if the shares are listed on an exchange at any time in the future), or in private transactions directly with purchasers or at privately negotiated prices.

RegeneRx Biopharmaceuticals, Inc. common stock is listed on the Over-the-Counter Bulletin Board with the ticker symbol: “RGRX.” On January 24, 2005, the closing price of one share of RegeneRx Biopharmaceuticals, Inc. common stock on the Over-the-Counter Bulletin Board was $4.26.

Our principal executive offices are located at 3 Bethesda Metro Center, Suite 630, Bethesda, Maryland, 20814, and our telephone number is (301) 280-1992.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

An investment in these securities involves a high degree of risk. See “ Risk Factors” beginning on page 2.

The date of this prospectus is January             , 2005.

RISK FACTORS

An investment in RegeneRx common stock is risky. You should carefully consider the following risks, as well as the other information contained in this prospectus. If any of the following risks occur, the RegeneRx business could be harmed. In that case, the trading price of RegeneRx common stock could decline and you might lose all or part of your investment.

Risks Related to RegeneRx’s Business

RegeneRx has a Lack of Revenues and a History of Losses

RegeneRx has sustained operating losses since its inception in 1982. It believes these losses will continue for the foreseeable future. To date, RegeneRx has not had revenues from operations and does not expect to in the foreseeable future. As of September 30, 2004, RegeneRx had an accumulated deficit of $41,680,124. RegeneRx anticipates substantial and increasing operating losses over the next several years as it continues its research and development efforts and seeks to obtain regulatory approval of its products. Therefore, RegeneRx’s ability to continue operations depends on its ability to cease operating losses by completing development of its products, obtaining requisite regulatory approvals and ultimately marketing such products.

There Are Uncertainties Related to the Limited Capital Resources of RegeneRx

Although no assurance can be given, RegeneRx believes that its current cash and investment balances will be sufficient to meet RegeneRx’s operating needs through at least the second quarter of end of 2006. The cost of research and development and additional clinical trials will require additional capital after that time and could require additional capital before that time. The actual amount of funds that RegeneRx will need will be determined by many factors, some of which are beyond RegeneRx’s control. These factors include the success of its research and development efforts, the status of its non-clinical and clinical testing, the costs relating to securing approvals of the U.S. Food and Drug Administration and other regulatory authorities, the costs and timing of obtaining new patent rights, regulatory changes, competition and technological developments in the market.

Potential sources of outside capital include entering strategic business relationships, public or private sales of shares of RegeneRx’s capital stock or debt or other similar arrangements. RegeneRx does not have any committed sources of outside capital at this time. It is uncertain whether RegeneRx will be able to obtain outside capital when it needs it or on terms that would be acceptable. If RegeneRx raises funds by selling additional shares of its common stock or securities convertible into its common stock, the ownership interest of its existing stockholders will be diluted. If RegeneRx is unable to obtain outside capital when needed, in the amount needed, its business and future prospects would be adversely affected and it could be forced to suspend or discontinue operations.

RegeneRx is Exposed To Product Development Risk

Although RegeneRx was formed in 1982, it is still in the early stages of the development of its pharmaceutical products. Presently, RegeneRx does not have any products that have received regulatory approval, does not expect to have any such products for several years and may never successfully develop or commercialize any such products. RegeneRx’s proposed products are subject to numerous risks associated with the development of medical products. These risks include the possibilities that any of RegeneRx’s products could be found to be ineffective or toxic, or could fail to receive necessary regulatory approvals. In addition, RegeneRx’s products could face obsolescence if third parties develop superior or equivalent but less expensive products.

RegeneRx is Subject to Government Regulation

Products that RegeneRx may develop will require regulatory approvals prior to sale. In particular, therapeutic agents and diagnostic products are subject to approval, prior to commercial marketing, by the FDA in the United States and by comparable agencies in most foreign countries. The process of obtaining FDA and corresponding foreign approvals is costly and time consuming and RegeneRx cannot assure that such approvals will be granted. Any failure to obtain or any delay in obtaining such approvals could decrease the ability of RegeneRx to successfully market any products developed. Also, RegeneRx cannot predict the extent of adverse government regulation that might arise from future legislative or administrative action.

RegeneRx is Currently Developing Only a Single Product

As noted above, RegeneRx’s current primary business focus is the development of Thymosin beta 4 for the treatment of non-healing wounds and similar conditions. While RegeneRx has in the past explored and may in the future explore the use of Thymosin beta 4 and other compounds for the treatment of other medical conditions, such as cystic fibrosis and septic shock, it presently has no immediate plans to develop products for such purposes. This lack of product diversification would have a material adverse affect on RegeneRx if it is unsuccessful in its efforts to commercialize Thymosin beta 4 as a wound-healing treatment, possibly resulting in the termination of its current line of business.

RegeneRx is Dependent on Collaborative Relationships

Prior to submitting a new drug application to the FDA, RegeneRx must conduct clinical trials. Because of its limited resources, RegeneRx will need to enter into collaborative relationships with larger partners to conduct certain such trials, whether involving Thymosin beta 4 or other substances, or raise additional funds to conduct these trials. RegeneRx also plans to contract with other companies to manufacture and market its products. RegeneRx may be unable to enter into such partnerships and that could impede its ability to bring products to market. RegeneRx cannot assure that any partnerships, if entered into, will be on favorable terms or will result in the successful development or marketing of RegeneRx’s products. If RegeneRx is unsuccessful in establishing advantageous clinical testing, manufacturing and marketing relationships, RegeneRx would face serious delays in development of its products and would likely not generate revenues sufficient to sustain profitability.

RegeneRx Depends on Third Parties For Supply of Raw Materials

RegeneRx depends on outside vendors for the supply of Thymosin beta 4. While there are numerous vendors who can manufacture Thymosin beta 4 to RegeneRx’s specifications,

RegeneRx’s ability to obtain Thymosin beta 4 at an affordable cost or timely manner could be affected by various factors outside RegeneRx’s control, including the availability of certain chemicals necessary for manufacturing Thymosin beta 4.

RegeneRx Relies upon Dr. Goldstein, Mr. Finkelstein, and Other Key Personnel

RegeneRx’s success will depend to a large extent on the abilities and continued service of Dr. Goldstein and Mr. Finkelstein. The loss of Dr. Goldstein or Mr. Finkelstein could prevent or significantly delay the achievement of RegeneRx’s goals. RegeneRx has employment agreements with Dr. Goldstein and Mr. Finkelstein. RegeneRx does not maintain, however, a key man life insurance policy with respect to Dr. Goldstein or Mr. Finkelstein. As RegeneRx grows, it will need to add additional management and other personnel. Competition for qualified personnel in RegeneRx’s industry is intense, and RegeneRx’s success will depend on its ability to attract and retain highly skilled personnel. RegeneRx cannot assure you that its efforts to obtain or retain such personnel will be successful.

RegeneRx May be Unable to Obtain and Protect Its Intellectual Property Rights

RegeneRx’s success also will depend in substantial part on its ability to obtain, defend and enforce patents, maintain trade secrets and operate without infringing upon the proprietary rights of others, both in the United States and abroad. Pursuant to a research agreement with The George Washington University, RegeneRx has rights to two U.S. patents relating to the treatment of septic shock.

RegeneRx cannot assure you that any patent applications filed by RegeneRx, or by others under which RegeneRx has rights, will result in patents being issued in the United States or foreign countries. In addition, RegeneRx cannot guarantee that patents that have been or will be issued will afford meaningful protection for RegeneRx’s products. Competitors may develop products similar to RegeneRx’s that do not conflict with RegeneRx’s patents. Others may challenge RegeneRx’s patents and, as a result, RegeneRx’s patents could be narrowed or invalidated. RegeneRx cannot assure that it will be able to afford the legal costs associated with defending or enforcing any of its patents.

Pursuant to an exclusive world-wide license from the National Institute of Health, RegeneRx now has exclusive rights under a patent application filed by the NIH for the use of Thymosin beta 4 in the treatment of non-healing wounds. RegeneRx cannot guarantee whether or when the patent will be issued or as to the scope of the patent issued. If no patent issues from the NIH’s application, RegeneRx’s ability to commercialize Thymosin beta 4 as a wound-healing treatment could be substantially limited.

RegeneRx Is Subject to Competition from Companies with Greater Research

RegeneRx is engaged in a business that is highly competitive. Research and development activities for the development of drugs to treat patients with cystic fibrosis, septic shock, myocardial infarctions (heart attacks), and non-healing wounds are being sponsored or conducted by private and public institutions and by major pharmaceutical companies located in the United States and a number of foreign countries. Most of these companies and institutions have financial and human resources that are substantially greater than those of RegeneRx, and that have extensive experience in conducting research and development activities and clinical testing and in obtaining the regulatory approvals necessary to market pharmaceutical products. With respect to wound healing, Johnson & Johnson is marketing Regranex™ for this purpose in patients with diabetic foot ulcers. Other companies, such as Novartis, are developing and marketing artificial skins which could compete with RegeneRx’s products in certain wound healing areas. Moreover, wound healing is a large and highly fragmented marketplace attracting many companies, large and small, to develop products for treating acute and chronic wounds. Further, most large pharmaceutical companies and many smaller biomedical companies are vigorously pursuing therapeutics to treat patients after heart attacks.

RegeneRx May Be Unable to Obtain Adequate Product Liability Insurance

RegeneRx’s ability to proceed with human clinical trials for Thymosin beta 4 is dependent on its ability to obtain sufficient product liability insurance or to collaborate with corporate partners that have adequate insurance. In addition, the use of RegeneRx’s products, when and if developed and sold, will expose RegeneRx to the risk of product liability claims. Although RegeneRx intends to obtain product liability insurance coverage, it cannot guarantee that product liability insurance will continue to be available to it on acceptable terms, or at all, or that its coverage will be sufficient to cover all claims against it. A product liability claim, even one without merit or for which RegeneRx has substantial coverage, could result in significant legal defense costs, thereby exposing RegeneRx to expenses significantly in excess of its revenues.

RegeneRx May Be Unable to Obtain Product Reimbursement by Third Parties

In addition to obtaining regulatory approval, the successful commercialization of certain of RegeneRx’s products may depend on its ability to obtain reimbursement for the cost of the product and treatment. Government authorities, private health insurers and other organizations, such as health maintenance organizations, are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed health care in the United States, the growth of healthcare organizations such as HMOs, and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of healthcare services and products, resulting in lower prices and reducing demand for RegeneRx’s products, if and when developed. The cost containment measures that healthcare providers are instituting and any healthcare reform could affect RegeneRx’s ability to sell its products and may have a material adverse effect on its operations. RegeneRx cannot assure that reimbursement in the United States or foreign countries will be available for any of RegeneRx’s products, that any reimbursement granted will be maintained, or that limits on reimbursement available from third-party payors will not reduce the demand for, or the price of, its products. The lack or inadequacy of third-party reimbursements for certain of RegeneRx’s products decrease the potential profitability of its operations. RegeneRx cannot forecast what additional legislation or regulation relating to the healthcare industry or third-party coverage and reimbursement may be enacted in the future, or what effect the legislation or regulation would have on its business.

Risks Related to This Offering

RegeneRx Common Stock Price and Volume is Volatile

The price of RegeneRx’s stock can be volatile, which makes it difficult for stockholders to predict the value of their shares or buy or sell shares at any given time. During the year ended December 31, 2004, RegeneRx’s closing stock price has ranged from $1.12 to $5.55. A variety of factors may affect the market price of RegeneRx’s common stock including, but not limited to, results of testing and clinical trials; corporate partnerships; technological innovations by RegeneRx or competitors; changes in laws and government regulations; developments concerning proprietary rights, including patents and litigation matters; public perception relating to the commercial value or safety of any of RegeneRx’s products; and general stock market conditions.

RegeneRx’s common stock is currently traded on the OTC Bulletin Board. Trading in RegeneRx’s common stock is sporadic, and days may from time to time pass without any reported trades. If limited trading in RegeneRx’s common stock continues, it may remain difficult for stockholders to sell their shares in the public market. This limited trading also could decrease or eliminate RegeneRx’s ability to raise additional funds through issuances of its securities.

RegeneRx Has Never Paid Dividends On Its Common Stock

Since its inception in 1982, RegeneRx has not paid cash dividends on its common stock and does not intend to pay cash dividends in the foreseeable future due to RegeneRx’s limited funds for operations. Therefore, any return on your investment would come only from an increase in the value of the stock.

RegeneRx Controlled By Management and a Small Number of Stockholders

As of January 17, 2005, RegeneRx’s executive officers, directors and 5% or greater stockholders together controlled approximately 19,367,024 of the outstanding shares of RegeneRx’s common stock, RegeneRx’s sole class of outstanding voting securities. These stockholders, acting together, are in a position to influence and possibly control most matters submitted for approval by RegeneRx’s stockholders, including the election of directors and the consideration of mergers or other proposed transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

There is a Potential for Future Dilution to Existing Stockholders

Currently, RegeneRx is authorized to issue up to 100,000,000 shares of its common stock, and as of January 17, 2005, there were issued and outstanding 36,004,203 shares of RegeneRx’s common stock. The authorized but unissued shares may be issued by RegeneRx in such transactions and at such times as its Board of Directors considers appropriate, whether in public or private offerings, as stock splits or dividends or in connection with mergers and acquisitions or otherwise. Any such issuance that is not made solely to then-existing stockholders proportionate to their interests (as in a stock dividend or stock split) will result in dilution to each stockholder by reducing his or her percentage ownership of the total outstanding shares.

REGENERX BIOPHARMACEUTICALS, INC.

RegeneRx is a biopharmaceutical company developing Thymosin beta 4 as a platform technology for the treatment of acute and chronic wounds and for the treatment of a variety of human diseases involving tissue and organ repair under an exclusive world-wide license from the National Institute of Health. The Company holds several patents related to the technology and has over forty-five world-wide patent applications pending. The company successfully completed a Phase I human clinical trial with Thymosin beta 4 that demonstrated its safety for use in the treatment of chronic dermal wounds and has initiated a Phase II trial in patients with chronic pressure ulcers. In June of 2004, Thymosin beta 4 was designated an “Orphan Drug” by the FDA for the treatment of patients with epidermolysis bullosa, thus potentially extending the period of market exclusivity and allowing the company to be eligible for FDA grants and tax credits, among other benefits.

Thymosin beta 4 is a naturally occurring molecule present in virtually all human cells. Thymosin beta 4 represents a new class of wound healing drug and is different from other wound repair factors, such as growth factors, in that it promotes cell differentiation and movement, down-regulates a number of inflammatory molecules in the body, and has a very low molecular weight, allowing it to diffuse relatively long distances through tissues. A key mechanism of action is Thymosin beta 4’s ability to regulate the cell-building protein, actin, a vital component of cell structure. It has been the subject of a significant amount of research at the National Institute of Health and other academic institutions, and has been reported to be effective in the repair of dermal and corneal wounds in animal models under a variety of conditions. Recently, researchers at the University of Texas Southwestern Medical School in Dallas showed that administration of Thymosin beta 4 significantly reduced the amount of tissue damage in the hearts of mice that were subjected to induced myocardial infarctions, or heart attacks, which is the first time Thymosin beta 4 has been shown to repair or prevent damage in a whole organ. The researchers also showed that the animals receiving Thymosin beta 4 had significantly higher cardiac function following the heart attack.

RegeneRx’s business strategy is to use an outsourcing model, i.e., using outside independent contractors to perform research and development, product manufacturing and formulation, and clinical trials. This allows RegeneRx to spend capital in an efficient manner while maintaining flexibility. It also allows RegeneRx to take advantage of the capital markets by increasing expenditures as capital become more available and reducing such expenditures when the capital markets become tighter. RegeneRx’s business is highly dependent on the availability of capital to fund its operations, therefore access to such capital is very important to the timely success of product development.

In January 2004, RegeneRx entered into a strategic out-licensing agreement with Defiante Farmaceutica L.d.a. Defiante is obligated to develop Thymosin beta 4 in Europe and certain contiguous countries and has certain milestone and performance obligations. Defiante will also be obligated to purchase all Thymosin beta 4 exclusively from RegeneRx. Defiante Farmaceutica, L.d.a. is a wholly-owned subsidiary of Sigma-Tau Finanziaria S.p.A, the Group holding company. Sigma-Tau is a research-based Italian pharmaceutical company with annual revenues of approximately $850 million (650 million Euros) and over 2,400 employees worldwide. Sigma-Tau has operating subsidiaries throughout Europe and the U.S. and maintains a presence in all of the world’s major pharmaceutical markets.

DESCRIPTION OF CAPITAL STOCK

On December 31, 2004 and January 7, 2005, we entered into Purchase Agreements with various investors pursuant to which the investors purchased an aggregate of 1,805,079 shares of our common stock and warrants to purchase up to 462,808 shares of our common stock. Our agreement with these investors requires us to register an aggregate of 2,267,887 shares of our common stock, which include the number of shares of our common stock issuable by us upon the exercise of the warrants.

We are authorized to issue up to 100,000,000 shares of common stock. As of January 17, 2005, we have 36,004,203 shares of our common stock issued and outstanding.

Each share of our common stock is entitled to one vote on all matters submitted to a vote at any meeting of shareholders. Holders of our common stock are entitled to receive dividends when, as, and if declared by our board of directors out of funds legally available therefore and, upon liquidation, to receive pro rata all of our assets, if any, available for distribution after the payment of creditors. American Stock Transfer and Trust Company is the transfer agent and registrar for our common stock.

The warrants issued to certain selling stockholders entitle such selling stockholders to purchase over a period of three years, up to 451,269 shares of our common stock at an exercise price equal to $4.06 per share and the ThinkEquity Partners LLC Warrant entitles them to purchase up to 11,539 shares of our common stock at an exercise price equal to $4.05 per share. All of the warrants contain adjustment provisions upon the occurrence of stock splits, stock dividends, combinations, reclassification or similar events involving our capital stock. If we subsequently issue shares of our common stock at a price that is less than the exercise price of the warrants, then the exercise price of the warrants will be reduced according to the formula described in the warrant.

The description of our capital stock does not purport to be complete and is qualified in all respects by reference to our Certificate of Incorporation and Bylaws, the Delaware General Corporation Law, the Purchase Agreements, and the Warrants. Forms of the Purchase Agreement and the Warrants are included as Exhibits 99.1, 4.1 and 4.2, respectively, to the registration statement relating to this prospectus and are incorporated herein by reference. See “Where You Can Find More Information.”

USE OF PROCEEDS

All net proceeds from the sale of the shares of our common stock being offered under this prospectus will go to the selling stockholders. Accordingly, we will not receive any proceeds from sales of these shares. We are paying the expenses of registration of the shares being offered under this prospectus.

The warrants entitle the selling stockholders to purchase over a period of three years up to an aggregate of 451,269 shares of our common stock at an exercise price equal to $4.06 per share and the ThinkEquity Partners LLC Warrant entitles them to purchase up to 11,539 shares of our common stock at an exercise price equal to $4.05 per share. We will receive the proceeds of any exercise of the warrants. All such proceeds will be used for research and development as well as general corporate purposes.

SELLING STOCKHOLDERS

The following table sets forth the number of shares owned by each of the selling stockholders who acquired their shares as a result of the private placement completed on December 31, 2004 and January 7, 2005. The number of shares owned also includes shares of our common stock issuable upon exercise of warrants that were issued to the selling stockholders in connection with the private placement. None of the selling stockholders has had a material relationship with us during the past three years, except that Sigma Tau’s affiliate Defiante Farmaceutica, L.d.a. maintains a strategic out-licensing agreement with RegeneRx. No estimate can be given as to the amount of our common stock that will be held by the selling stockholders after the completion of this offering because the selling stockholders may offer all or some of our common stock. There currently are no agreements, arrangements or understandings with respect to the sale of any of our common stock. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below. This prospectus also covers any additional shares of common stock which may become issuable in connection with shares sold by reason of a stock dividend, stock split, recapitalization or other similar transaction effected without us receiving any cash or other value, which results in an increase in the number of our outstanding shares of common stock.

Name of Selling Stockholder	Number of Shares Owned (1)	Percent of Outstanding Shares	Number of Shares Registered for Sale Hereby(2)
Whitebox Intermarket Partners, L.P.	192,308	*	192,308

Straus Partners LP	104,809	*	104,809

Straus GEPT Partners LP	87,500	*	87,500

Nite Capital L.P.	96,155	*	96,155

ThinkEquity Partners LLC	11,539	*	11,539

Name of Selling Stockholder	Number of Shares Owned (1)	Percent of Outstanding Shares	Number of Shares Registered for Sale Hereby(2)
Sigma Tau Finanziaria S.p.A.	11,369,079	31.1%	1,230,769

Alan Nordlinger	453,000	1.3%	15,000

Sheldon B. Kamins	97,040	*	31,250

Sidney J. Silver	1,925,000	5.3%	25,000

Barry P. Taff	107,011	*	19,231

Dave M. Muchnikoff	212,500	*	62,500

Brian L. Alpert	126,021	*	69,230

Silver Freedman & Taff Profit Sharing Plan FBO Brian L. Alpert	26,231	*	19,231

Lynn Alpert	170,040	*	38,461

Lawrence J. Eisenberg	85,021	*	19,231

Norman Freidkin	289,000	*	125,000

Dennis F. Ratner	603,859	1.7%	19,231

G. Kent Humphries	98,290	*	22,500

Name of Selling Stockholder	Number of Shares Owned (1)		Percent of Outstanding Shares	Number of Shares Registered for Sale Hereby(2)
G. Kent Humphries Cust. for Devon Ann Humphries UTMA/MD	17,878		*	5,000

G. Kent Humphries Cust. for Garrett Kent Humphries UTMA/MD	17,678		*	5,000

G. Kent Humphries Cust. for Taylor Kent Humphries UTMA/MD	17,678		*	5,000

William Bateman	72,510		*	9,615

Marc J. Loundas	42,430		*	9,615

Regen Associates, LLC	123,657	(3)	*	44,712

*	Denotes less than 1%

(1)	Includes for certain of the selling stockholders listed below an aggregate of 903,308 shares of common stock issuable to the selling stockholders upon the exercise of warrants.

(2)	Includes for certain of the selling stockholders listed below shares of common stock issuable to the selling stockholders upon the exercise of warrants which were issued in connection with the private placement which was completed on December 31, 2004 and January 7, 2005. An aggregate of 462,808 shares of common stock issuable upon exercise of warrants is so included.

(3)	Includes shares of common stock and shares of common stock issuable upon the exercise of warrants owned by the individual members of Regen Associates, LLC.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.

These sales may be at fixed or negotiated prices. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement, of which this prospectus is a part, is declared effective by the Securities and Exchange Commission (the “SEC”);

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon us being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon us being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of shares of common stock will be paid by the selling stockholder and/or the purchasers.

We have advised each selling stockholder that it may not use shares registered on the registration statement of which this prospectus is a part to cover short sales of common stock made prior to the date on which the registration statement shall have been declared effective by the SEC. If a selling stockholder uses this prospectus for any sale of shares of our common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Exchange Act, and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under the registration statement of which this prospectus is a part.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We had agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC. This prospectus, which is part of the registration statement, does not contain all the information included in the registration statement. Because some information is omitted, you should refer to the registration statement and its exhibits. For example, the descriptions in the prospectus regarding the contents of any contract or other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. For copies of actual contracts of documents referred to in this prospectus, you should refer to the exhibits attached to the registration statement. You may review a copy of the registration statement, including the attached exhibits and schedule, at the SEC’s public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

LEGAL MATTERS

Patton Boggs, LLP will pass upon the validity of the shares of common stock and certain other legal matters in connection with this offering.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-KSB for the year ended December 31, 2003 have been audited by Reznick Group, P.C., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” into this prospectus certain information we filed with the SEC, which means that we are disclosing important information to you by referring you to other documents that we filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. These documents contain important information about us. We incorporate by reference the documents listed below any future filings we make with the SEC under Sections 13(a), 13 (c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the time all of the securities offered by this prospectus are sold:

•	Our Annual Report on Form 10-KSB for the year ended December 31, 2003 filed with the SEC on March 30, 2004, including any amendment filed for the purpose of updating such Annual Report;

•	Our Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 filed with the SEC on May 14, 2004, August 13, 2004 and November 15, 2004, respectively, including any amendments filed for purposes of updating such Quarterly Reports;

•	Our Current Reports on form 8-K filed with the SEC on September 8, 2004 and January 6, 2005.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

RegeneRx Biopharmaceuticals, Inc., 3 Bethesda Metro Center, Suite 630, Bethesda, Maryland 20814, Attention: Shareholders’ Relations, and our telephone number is (301) 280-1992.

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

CAUTIONARY STATEMENT CONCERNING

FORWARD LOOKING STATEMENTS

Certain matters discussed in this prospectus may constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and as such, may involve risks and uncertainties. These forward-looking statements relate to, among other things, expectations of the environment in which we operate and projections of future performance. Our actual results, performance, or achievements may differ significantly from the results, performance, or achievements expected or implied in such forward-looking statements.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR

SECURITIES ACT LIABILITIES

The Delaware General Corporations Law and our certificate of incorporation and bylaws provide for indemnification of our directors and officers for liabilities and expenses that they may incur in such capacities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

You should rely only on the information incorporated by reference or contained in this prospectus or any supplement. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus or any supplement that may have a later date. The selling stockholders are not making an offer of the common stock in any state where the offer is not permitted.

We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

REGENERX BIOPHARMACEUTICALS, INC.

2,267,887 Shares of Common Stock

PROSPECTUS

January     , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following statement sets forth the estimated amounts of expenses to be borne by the Company in connection with the offering described in this Registration Statement:

Registration Fee Under Securities Act	$1,115.77
Legal Fees and Expenses	$50,000	*
Accounting Fees and Expenses	$10,000	*
Printing and Mailing Costs	$5,000	*
Placement Agent Fees	$87,500
Miscellaneous Fees and Expenses	$5,000	*

Total	$157,500	*

*	Estimated

Item 15.	Indemnification of Directors and Officers

Article VII Indemnification in the Registrant’s Bylaws states:

Section 7.1 Actions Others Than by or in the Right of the Corporations. Subject to Section 7.3 hereof, the Corporation shall indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (al such persons being referred to hereinafter as an “Indemnitee”), against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, or itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that his conduct was unlawful.

Section 145 of the Delaware General Corporations Law provides for indemnification of an agent of the corporation in proceedings or actions. This code section provides for indemnification of officers and directors of a corporation under certain specified conditions including indemnification against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if the agent acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person who was unlawful.

As far as our indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the forgoing provisions or otherwise, we have been advised that in the opinion of the SEC this type of indemnification is against public policy as expressed in the Act and is therefore unenforceable. It is the stated position of the SEC that: “Insofar as indemnification for liabilities arising out of the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Registrant, under the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.”

If a claim for indemnification against liabilities (other than the payment of expenses incurred or paid by director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Item 16.	Exhibits

The exhibits filed as a part of this Registration Statement are as follows:

DESCRIPTION

3.1	Certificate of Incorporation of RegeneRx Biopharmaceuticals, Inc., as amended. (1)

3.2	Bylaws of RegeneRx Biopharmaceuticals, Inc. (2)

4.0	Specimen Common Stock Certificate of RegeneRx Biopharmaceuticals, Inc. (3)

4.1	Form of Warrant. (4)

4.2	Warrant issued to ThinkEquity Partners LLC, dated December 31, 2004. (4)

5.1	Opinion of Patton Boggs LLP regarding the legality of the securities being registered.

23.1	Consent of Reznick Group, P.C.

23.2	Consent of Patton Boggs LLP (included within Exhibit 5.1).

99.1	Form of Purchase Agreement. (4)

(1)	Incorporated by reference from Exhibit 3.1 to Registration Statement No. 33-9370, Amendment No. 1 (filed November 26, 1986), as amended in Exhibit 3.2 to RegeneRx’s Transitional Report on Form 10-K, File No. 0-15070 (filed March 18, 1991), as amended in Exhibit 3.3 to RegeneRx’s Annual Report on Form 10-KSB, File No. 0-15070 (filed April 2, 2001).

(2)	Incorporated by reference from Exhibit 3.2 to Registration Statement No. 33-9370 (filed October 8, 1986), as amended in Exhibit 4.7 to Registration Statement No. 33-34551, Amendment No. 3 (filed June 21, 1990), as amended in Exhibit 4.8 to Registration Statement No. 33-34551, Amendment No. 3 (filed June 21, 1990), as amended in Exhibit 3.6 to RegeneRx’s Transitional Report on Form 10-K, File No. 0-15070 (filed March 18, 1991).

(3)	Incorporated by reference from Exhibit 4.1 to Registration Statement No. 33-9370, Amendment No. 1 (filed November 26, 1986).

(4)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on January 6, 2005.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of a Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned Registrant pursuant to the provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Bethesda, State of Maryland on January 28, 2005.

REGENERX BIOPHARMACEUTICALS, INC. (Registrant)

January 28, 2005	By:	/s/ J.J. Finkelstein
J.J. Finkelstein
President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Allan L. Goldstein Allan L. Goldstein	Chairman of the Board, Chief Scientific Advisor, and Director	January 28, 2005

/s/ J.J. Finkelstein J.J. Finkelstein	President, Chief Executive Officer, and Director	January 28, 2005

/s/ Richard J. Hindin Richard J. Hindin	Secretary, Treasurer, and Director	January 28, 2005

/s/ Joseph C. McNay Joseph C. McNay	Director	January 28, 2005

/s/ Albert Rosenfeld Albert Rosenfeld	Director	January 28, 2005

/s/ Mauro Bove Mauro Bove	Director	January 28, 2005